                Dated

                  (1)   GMO Alternative Asset SPC Ltd.

                  (2)   Appleby Corporate Services (Bermuda) Ltd.

              ----------------------------------------------------

                            CORPORATE ADMINISTRATIVE
                               SERVICES AGREEMENT

              ----------------------------------------------------

                                    APPLEBY
                               CORPORATE SERVICES

                                    CONTENTS

1    DEFINITIONS AND INTERPRETATION................................................................................    1

2    PROVISION OF SERVICES AND INSTRUCTIONS........................................................................    2

3    FEES FOR SERVICES.............................................................................................    2

4    COVENANTS BY THE COMPANY......................................................................................    2

5    REPRESENTATIONS BY THE ADMINISTRATOR..........................................................................    3

6    PERMITTED DISCLOSURES.........................................................................................    4

7    ADMINISTRATOR ACTING FOR OTHER CLIENTS........................................................................    4

8    LIABILITY OF ADMINISTRATOR AND INDEMNITY......................................................................    4

9    TERMINATION...................................................................................................    5

10   SETTLEMENT OF DISPUTES........................................................................................    6

11   MISCELLANEOUS.................................................................................................    7

     SCHEDULE 1....................................................................................................   10

     SCHEDULE 2....................................................................................................   11

     SCHEDULE 3....................................................................................................   12

THIS AGREEMENT is made (in triplicate) as of the      day of     2004 (the
"Commencement Date")

BETWEEN:

1. GMO ALTERNATIVE ASSET SPC LTD. of Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the "COMPANY"); and

2. APPLEBY CORPORATE SERVICES (BERMUDA) LTD. of Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the "ADMINISTRATOR").

WHEREAS:

The Company wishes to be provided with corporate administrative services by the Administrator and the Administrator has agreed to provide such services upon and subject to the terms of this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1 DEFINITIONS AND INTERPRETATION

      1.1   DEFINITIONS

            In this Agreement and the Schedules hereto, where the context so admits:

            "BENEFICIARIES" means the Officers and or the Administrator's servants or agents;

            "COMPANIES ACTS" means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

            "GROUP" means the law Group of Appleby Spurling Hunter;

            "OFFICER" means any individual or company whose services as a Director, Alternate Director, Officer, Secretary (including any temporary or assistant Secretary), Resident Representative (including any temporary or assistant Resident Representative) or Signatory are provided by the Administrator and includes any Officer so provided who has ceased to act;

            "PRINCIPAL" means the persons or entities identified in Schedule 1 hereto;

            "SERVICES" means corporate administrative services made available to companies by the Administrator described in Schedule 2 hereto; and

            "SIGNATORY" means any individual whose services are provided by the Administrator authorised by the Company to act as signatory on any bank accounts established by the Company.

      1.2 Words importing the singular shall include the plural and vice versa and the masculine gender shall include the feminine and neuter genders.

      1.3 The headings are inserted for convenience and shall not affect the construction of this document.

2 PROVISION OF SERVICES AND INSTRUCTIONS

      2.1 The Administrator hereby agrees to supply the Services to the Company from the Commencement Date.

      2.2 The Administrator and the Officers are expressly authorised, in rendering the Services and acting as Officers, to act on and rely upon the instructions or advice received from the Company (or the Principal), or any person they bona fide believe to be duly authorised by the Company or the Principal, in all matters concerning the Company and its business. Such instructions or advice may be communicated orally or in writing, and with or without authentication. Notwithstanding the foregoing, the Officers and the Administrator may, at any time, do or refrain from doing any act if they shall, in their absolute discretion, consider it proper to do so in accordance with their duty to the Company, or the laws of any country having jurisdiction over the Company.

3 FEES FOR SERVICES

            In consideration of the Administrator's agreement to provide the Services and appoint the Officers and in consideration of the acceptance by the Officers of such designation, the Company agrees to pay the Administrator, on written request, disbursements incurred in connection with the provision of Services and fees, such fees to consist of a basic minimum annual charge together with such additional amounts as the time spent (at its rates from time to time in force) and the responsibility undertaken justify. The initial basic minimum annual charge is hereby agreed at BD$7,000.00 [CONFIRM WITH GMO.] per annum for the Company's financial year and is subject to review from time to time. The basic minimum annual charge shall be paid by the Company on invoice receipt. If the Administrator submits further invoices based upon time spent and/or responsibility undertaken such invoices also shall be paid by the Company on invoice receipt. The Administrator shall have no obligation to supply any of the Services if the Company is in default concerning fee payment.

            In connection with the provision of the Services hereunder, the Administrator, the Company and the Officers shall be entitled to request the professional advice or services of the Group at any time when such advice or services may reasonably be required. The costs of the Group shall be borne by the Company or as otherwise agreed in writing between the Group and the Company.

4 COVENANTS BY THE COMPANY

      4.1 The Company hereby covenants with the Administrator that from the Commencement Date:

            4.1.1 it shall at all times and in a timely manner provide, or cause to be provided, to the Administrator such information, records and financial statements as are necessary in

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                  order to permit the Administrator to provide the Services and to ensure that the Company is in compliance with the Companies Acts including without limiting the generality of the foregoing that specified in Schedule 3 hereto;

            4.1.2 it shall at all times provide the Administrator with complete and accurate information relating to the business and affairs of the Company which, in the opinion of the Administrator or the Company, is necessary to enable the Officers to perform their duties as Officers to the standard imposed by the Companies Acts and the general law;

            4.1.3 neither the Administrator nor any Officer shall be required to incur any expense in the discharge of their respective obligations or make any payment on behalf of the Company, save in circumstances where they have received sufficient funds in advance to meet such expense; and

            4.1.4 it shall at all times and in a timely manner obtain all advice to ensure its activities and affairs are carried out so as to comply with all applicable laws, including but not limited to taxation laws and money laundering laws.

5 REPRESENTATIONS BY THE ADMINISTRATOR

      5.1   The Administrator hereby represents to the Company that:

         5.1.1 while the Company is in existence, and the Administrator is serving pursuant to the terms of this Agreement, the Administrator will:

            5.1.1.1 retain copies of correspondence of the Company on files which will be placed in storage on an annual basis;

            5.1.1.2 retain original documents sent to it to retain for the
                    Company;

            5.1.1.3 not maintain any of the Company's principal corporate records or books of accounts within The Commonwealth of Massachusetts; and

            5.1.1.4 to the extent the Administrator receives copies of financial statements, bank accounts or other information or documents relating to the Company, that it will retain such information and records;

      5.2 subject only to clause 5.3 and 5.4 after six (6) years from the termination of this Agreement, all records, contracts or materials retained by the Administrator with regard to the Company will be destroyed;

      5.3 if the Company shall be wound-up, or shall be struck off the Register of Companies in Bermuda, after twenty (20) years from such event, the records, contracts or materials retained by the Administrator with regard to the Company will be destroyed; and

      5.4 if the Company shall be discontinued as a Bermuda company or shall amalgamate with a company incorporated outside of Bermuda not administered by the Administrator after six (6) years from such event, the records, contracts or materials retained by the Administrator with regard to the Company will be destroyed.

      5.5 the Administrator will not take any action or engage in any activity that will cause the Company to either be subject to taxes in The Commonwealth of Massachusetts or cause the Company to be engaged in a "trade or business within the United States" as that term is defined in the United States Internal Revenue Code of 1986, as amended.

6 PERMITTED DISCLOSURES

      6.1 The Company accepts and acknowledges the obligation of the Administrator or the Officers to make filings with and disclosure to the Bermuda Monetary Authority, the Registrar of Companies of Bermuda or the Minister of Finance of Bermuda pursuant to the provisions of Bermuda law, including the Companies Acts.

      6.2 Save as aforesaid, none of the parties hereto shall, unless compelled so to do by any court of competent jurisdiction, either before or after the termination of this Agreement disclose to any person (other than a director, officer, auditor, or accountant, insurer or legal adviser of the party or legal adviser of an insurer to the party) not authorised by the relevant party to receive the same, any information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use its best endeavours to prevent any such disclosures as aforesaid.

7 ADMINISTRATOR ACTING FOR OTHER CLIENTS

            The Company hereby acknowledges and accepts that the Administrator provides corporate administrative services (including the services of Officers) to a large number of companies, some of which may be in competition with the Company.

8 LIABILITY OF ADMINISTRATOR AND INDEMNITY

      8.1 In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator or any of the Beneficiaries, or reckless disregard of its or their obligations and duties hereunder, neither the Administrator nor any of the Beneficiaries shall be liable to the Company, or to any other person in respect of anything done or omitted to be done by the Administrator or the Beneficiaries in carrying out their duties under this Agreement or their duties as Officers of the Company. The Company covenants to indemnify and keep indemnified the Administrator and each of the Beneficiaries against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of willful misfeasance, bad faith or gross negligence on the part of the Administrator or any of the Beneficiaries, or reckless disregard of its or their obligations and duties hereunder) in connection with the provision of the Services or the performance of this Agreement.

      8.2 Neither the Administrator nor any Beneficiaries shall be required to take any legal action unless fully indemnified to its or their reasonable satisfaction by the Company for all costs and liabilities likely to be incurred or suffered by the Administrator or the Beneficiaries as the case may be and if the Company requires the Administrator or any such Beneficiary in any capacity to take any action which in the opinion of the Administrator or any such Beneficiaries might make the Administrator or any such Beneficiaries as agent liable for the payment of money or liable in any other way, the Administrator or any such Beneficiaries shall be and be kept indemnified by the Company in any reasonable amount and form satisfactory to it as a prerequisite to take such action; provided, however, that, in no event, shall the Administrator or any of the Beneficiaries be entitled to indemnification by the Company if any such action arises from the willful misfeasance, bad faith or gross negligence on the part of the Administrator or any of the Beneficiaries, or reckless disregard of its or their obligations and duties hereunder.

      8.3 The indemnities given by this Agreement shall cover all reasonable costs and expenses payable by the Administrator and any of the Beneficiaries or any of them in connection with any claims.

      8.4 To the extent that the Administrator or any of the Beneficiaries are entitled to claim an indemnity pursuant to this Agreement in respect of amounts paid or discharged by the Administrator or any of the Beneficiaries, these indemnities shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

      8.5 The parties acknowledge that the Group owes no duties under this Agreement to and shall not be liable to any party hereto or to any other person in connection with the obligations of any party to or the performance by any party of this Agreement.

      8.6 The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the Bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

9 TERMINATION

      9.1 This Agreement may be terminated by the Company or the Administrator giving not less than three (3) months written notice (or such shorter notice as the receiving party may agree in writing to accept) provided that this Agreement may be terminated forthwith by notice in writing:

         9.1.1 given by the party not in breach in the event of failure to rectify a breach within thirty (30) days of the party in breach receiving written notice of the breach; or

         9.1.2 given by either party in the event that a winding-up (or the equivalent in another jurisdiction) of the Administrator or the Company has commenced or either of the parties has discontinued under the Companies Acts or that a receiver is appointed over any assets of either party.

      9.2 Termination shall be without prejudice to any rights or liabilities of either party hereto arising prior to or in respect of any act or omission occurring prior to termination.

      9.3 In the event of termination in accordance with the provisions of this Agreement, the amount of the basic minimum annual charge referred to in Clause 3 hereof shall be pro-rated to the date of termination (after taking into account such additional amounts, if any, as the time spent and the responsibility undertaken during the relevant period immediately prior to termination justify).

      9.4 In the event of termination in accordance with the provisions of this Agreement, the Company and the Administrator shall procure that all such acts are done as may be necessary to give effect to such termination and the Company shall secure and the Administrator shall, subject to payment of all amounts due to it hereunder, co-operate with the Company as it locates and appoints a substitute administrator and substitute Officers as circumstances may require.

      9.5 In the event of termination in accordance with the provisions of this Agreement, but only after payment of all amounts due to it under the terms of this Agreement, the Administrator shall hand over to the Company or as it may direct all books of account, correspondence and records relating to the affairs of the Company which are the property of the Company and which are in its possession.

      9.6 A copy of the termination notice shall be sent to the Principal by the party terminating this Agreement

10 SETTLEMENT OF DISPUTES

      10.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with either the Arbitration Act 1986 or the Bermuda International Conciliation and Arbitration Act 1993 as amended, extended or re-enacted from time to time whichever is appropriate and subject only to clause 10.2 and provided that:

         10.1.1 There shall be one arbitrator whose appointment shall be agreed between the parties within seven days of the service of an arbitration notice;

         10.1.2 In the absence of agreement such arbitrator will be appointed by the chairman for the time being of the Bermuda International Business Association;

         10.1.3 Within fourteen (14) days of the appointment of an arbitrator the claimant will serve its points of claim upon the respondent;

         10.1.4 Within fourteen (14) days thereafter the respondent shall serve its defence (if any);

         10.1.5 Within seven days thereafter there shall be a preliminary hearing held by the arbitrator to settle any further directions for hearing and the arbitrator shall at that time appoint a hearing date;

         10.1.6 The arbitration shall be held in Bermuda and the governing law and procedures shall be those of Bermuda;

         10.1.7 The award of the arbitrator shall be final and binding upon the parties;

         10.1.8 The arbitrator shall publish a written reasoned award within fourteen days of the substantive arbitration hearing; and

         10.1.9 A copy of each arbitration document shall be sent to the Principal by the party which prepared the document.

      10.2 The Administrator may take proceedings in any jurisdiction against the Company for the recovery of monies due to it.

11 MISCELLANEOUS

      11.1 This Agreement represents the entire understanding between the parties and supersedes all prior agreements and undertakings whether written or oral concerning the subject matter of this Agreement. This Agreement may only be amended by agreement in writing signed by the parties hereto.

      11.2 Any notice required to be given hereunder shall be in writing and may be served on any party by electronic mail, facsimile or by being left at or sent by registered post to the registered office for the time being of the Administrator and to the registered office for the time being of the Company and any notice given by post shall be deemed to have been served at the expiration of five working days of the recipient after the date upon the registration receipt provided by the postal authority (and in proving such service it shall be sufficient to prove that the envelope containing the notice was properly addressed and sent by registered post) and in the case of electronic mail and facsimile shall be deemed to have been served twelve working hours of the recipient after despatch.

            Contemporaneously with such service, a copy of the document shall be transmitted by facsimile to the following address (or to such other address as shall be notified in writing by one party to the other for the purpose):

            (a)   If to the Company:

                  Grantham Mayo Van Otterloo & Co. LLC
                  40 Rowes Wharf
                  Boston, Massachusetts 02110
                  U.S.A.
                  Fax: (617) 310 4586

            (b)   If to the Administrator:

                  Appleby Corporate Services (Bermuda) Ltd.
                  Canon's Court
                  22 Victoria Street
                  Hamilton HM 12
                  Bermuda
                  Attention: Managing Director

                  Fax: (441) 295 9216.

      11.3 This Agreement shall be governed by and construed in accordance with Bermuda law excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction.

      11.4 This Agreement shall be binding upon and enure for benefit of the successors of the parties but shall not be assignable.

      11.5 Nothing in this Agreement shall be construed or have effect as constituting any relationship of employer and employee between the Beneficiaries and the Company.

      11.6 The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall continue in full force and effect except for any such invalid or unenforceable provision, which shall be deemed replaced by such valid or enforceable provision the content of which is as close as is permissible to that of the invalid or unenforceable provision.

      11.7 This Agreement may be executed in counterparts and it shall not be necessary that each counterpart be signed by each party hereto so long as each party shall have executed and delivered a counterpart.

      11.8 The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of either party which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct.

      11.9 This Agreement shall be executed outside The Commonwealth of Massachusetts.

IN WITNESS WHEREOF the Company and the Administrator have executed this Agreement as of the day and the year first above written.

SIGNED BY                                               ________________________
Duly authorised on behalf of
GMO ALTERNATIVE ASSET SPC LTD.

SIGNED BY WINSTON ROBINSON                               _______________________
Duly authorised on behalf
of APPLEBY CORPORATE SERVICES (BERMUDA) LTD.

                                   SCHEDULE 1

                                    PRINCIPAL

Name(s)                            Address(es) and Facsimile Number(s)

Kate Murphy                        Grantham Mayo, Van Otterloo & Co LLC
                                     40 Rowes Wharf
                                     Boston, Massachusetts 02110
                                     U.S.A.

                                     Tel: (617) 790 5024
                                     Fax: (617) 310 4424

                                       10

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                                   SCHEDULE 2

                  SERVICES MADE AVAILABLE BY THE ADMINISTRATOR

(i) The provision of summary information with respect to changes in Bermuda law materially affecting the statutory obligations of the Company.

(ii) Provision of a Director acceptable to the Company and ordinarily resident in Bermuda, provided that such number of Directors shall not represent a majority of the Board or all of the Directors of the Company.

(iii) Provision of an individual acceptable to the Company and ordinarily resident in Bermuda to act as Company Secretary and the Administrator acting as an Assistant Company Secretary.

(iv)  Provision of the Registered Office of the Company.

(v) Maintaining the Share Register, including receipt and processing of purchase and redemption requests in accordance with the Company's Bye-Laws, and the Register of Directors and Officers of the Company.

(vi)  Keeping the Company's Minute Book.

(vii) Attending meetings, taking, drafting, preparing and circulating minutes of meetings of the Company and its Board, unless otherwise requested in writing by the Company.

(viii)Provision of board room and other support facilities for meetings held in Bermuda.

(ix) The filing of statutory returns by the Company and documents required under the Companies Acts in Bermuda, provided always that the requisite information to enable the Administrator to do so is available and the Administrator has received all relevant payments.

(x) Liaising with the auditors of the Company generally and in respect of the preparation of annual and semi-annual financial statements.

(xi) Maintaining copies of the quarterly accounts and of any audited financial statements of the Company required to be kept in Bermuda.

(xii) Handling the day to day affairs of the Company in Bermuda, (other than taxation and accounting affairs) including signing or countersigning cheques by any Signatory, dealing with correspondence, faxes and telephone calls.

(xiii)Liaising with those authorised to represent the Company and its shareholders and with the Company's bankers, managers (where applicable) and accountants.

(xiv) Soliciting the advice of the Group on legal matters connected with the Company.

(xv)  Such other services as may be agreed in writing between the parties.

                                       11

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                                   SCHEDULE 3

                   DOCUMENTATION TO BE PROVIDED BY THE COMPANY

(i) quarterly management accounts in respect of the Company, duly certified by an accountant or auditor or director or officer of the Company pursuant to the requirements of Section 83 of the Companies Acts, to be supplied within thirty (30) days of the end of each financial quarter; and

(ii) the financial statements of the Company in respect of each financial year prepared in accordance with the requirements of section 84 of the Companies Acts together with the auditors' report in respect thereof, to be supplied not less than fourteen (14) days before the date of the Company's annual general meeting or no later than six (6) months after the end of the financial year whichever shall be the earlier date (provided that if the audit is waived in accordance with the requirements of the Companies Acts, management accounts for the Company shall be supplied, duly certified by an accountant or director or officer of the Company not less than fourteen (14) days before the date of the Company's annual general meeting or no later than six (6) months after the end of the financial year whichever shall be the earlier date); and

(iii) copies of the minutes of all meetings of the members of the Company, whether general meetings or class meetings and minutes of directors' meetings.

                                       12